Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Overstock.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

6350 South 3000 East
Salt Lake City, Utah 84121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m. on May 4, 2011

Dear Fellow Stockholders:

        We cordially invite you to attend the 2011 Annual Meeting of Stockholders of Overstock.com, Inc. (the "Company"). The meeting will be held at 1:00 p.m. Mountain Time on Wednesday, May 4, 2011, at the Company's corporate headquarters located at 6350 South 3000 East, Salt Lake City, Utah. At the meeting, holders of our common stock will act on the following matters:

  1.
  The election of three Class III directors of the Company to serve terms of three (3) years and hold office until their successors have been elected and qualified or until their earlier resignation or removal. The Company's Board of Directors intends to present Allison H. Abraham, Samuel A. Mitchell and Stormy D. Simon for election to the Board;

  2.
  The ratification of the selection by the Audit Committee of the Company's Board of Directors (the "Audit Committee") of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3.
  An advisory vote on executive compensation;

  4.
  An advisory vote on the frequency of holding the advisory vote on executive compensation; and

  5.
  Any other business properly coming before the Annual Meeting.

        Following the meeting, we will discuss the status of the business and answer your questions.

        Holders of record of shares of our common stock at the close of business on March 8, 2011 are entitled to vote at the meeting and any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. If you received a printed set of proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied such printed materials. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

        We are mailing to most of our stockholders a notice of Internet availability of proxy materials instead of a paper copy of this proxy statement and our 2010 Form 10-K. The notice contains instructions on how to access those documents via the Internet. The notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Form 10-K and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive a notice of Internet availability of proxy materials will receive a paper copy of the proxy materials by mail. We anticipate that this process will minimize the costs of printing and distributing our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 4, 2011

        The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at http://www.overstock.com/proxy.

By Order of the Board of Directors,

Jonathan E. Johnson III President and Corporate Secretary

Salt Lake City, Utah
March 21, 2011

        Whether or not you plan to attend the meeting, please vote via the Internet or by phone or by completing, signing, dating and returning the accompanying Proxy Card in the enclosed self-addressed, stamped envelope.

OVERSTOCK.COM, INC.
6350 South 3000 East
Salt Lake City, Utah 84121

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. on May 4, 2011

  General

        Our Board of Directors (the "Board") is soliciting proxies for the 2011 Annual Meeting of Stockholders of Overstock.com, Inc. ("Overstock," the "Company," "we" or "our") to be held at 1:00 p.m. Mountain Time on May 4, 2011 at our corporate headquarters located at 6350 South 3000 East, Salt Lake City, Utah 84121. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the meeting.

        We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, a notice of Internet availability of proxy materials has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the proxy materials accessible via the Internet. Stockholders that received the notice of Internet availability of proxy materials have the ability to access the proxy materials at http://www.overstock.com/proxy or request that a printed set of the proxy materials be sent to them by following the instructions set forth on the notice of Internet availability of proxy materials.

        Please visit http://www.overstock.com/proxy for details on how to instruct us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

        Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in a timelier manner and will save us the cost of printing and mailing documents to you.

        Our principal offices are located at 6350 South 3000 East, Salt Lake City, Utah 84121, and our telephone number is (801) 947-3100.

  Record Date and Voting Securities

        The Board set March 8, 2011 as the record date for the meeting. Stockholders who owned common stock on that date are entitled to attend and vote at the meeting. Each share is entitled to one vote. There were 23,251,125 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock present at the meeting in person or by proxy will constitute a quorum for the transaction of business.

  Proxy Materials

        Voting materials, which include this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010, are first being sent or given to stockholders on or about March 24, 2011.

        The date of this Proxy Statement is March 21, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will act upon the matters outlined in the meeting notice provided with this proxy statement, including: (i) the election of directors; (ii) ratification of the appointment of our Audit Committee's selection of KPMG LLP as our independent registered public accounting firm; (iii) an advisory vote on executive compensation; and (iv) an advisory vote on the frequency of the advisory vote on executive compensation. In addition, management will report on the status of the business.

Who can vote at the Annual Meeting?

        Stockholders who owned Overstock common stock at the close of business on March 8, 2011 may attend and vote at the Annual Meeting. Each share is entitled to one vote. There were 23,251,125 shares of common stock outstanding on March 8, 2011.

What are the recommendations of the Board?

        Overstock's Board recommends a vote:

  •
  "FOR" the election of the nominated directors (see proposal 1);

  •
  "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (see proposal 2);

  •
  "FOR" approval, on an advisory basis, of executive compensation (see proposal 3); and

  •
  "FOR" approval, on an advisory basis, of holding the advisory vote on executive compensation once every three years (see proposal 4).

What is a quorum?

        A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least a simple majority of the shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before our stockholders.

        If you are a registered stockholder, you must deliver your vote via the Internet or by telephone or mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum. If you are a "street name" stockholder, your broker will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not vote via the Internet, by telephone or proxy card, or provide any instructions to your broker, your shares will still count for purposes of attaining a quorum and your broker may vote your shares in its discretion on proposal 2. If you are a member of a retirement savings plan or other similar plan, the trustee or administrator of the plan will vote according to your directions and the rules of the plan, which may result in your shares being counted in the determination of a quorum even if you do not provide voting directions.

How do I vote?

        You may submit your vote via the Internet, by telephone or in person at the annual meeting. If you received printed proxy materials, you also have the option of submitting your proxy card by mail or attending the meeting and delivering the proxy card. The designated proxies will vote according to your instructions; however, if you are a registered stockholder and you return an executed proxy card without specific instructions on how to vote, the proxies will vote "FOR" the election of the nominated directors in proposal 1; "FOR" the ratification of KPMG LLP as our independent registered public accounting firm in proposal 2;"FOR" the approval, on an advisory basis, of the executive compensation in proposal 3; and "FOR" the approval, on an advisory basis, of holding the advisory vote on executive compensation every three years in proposal 4.

        If you are a "street name" stockholder and you do not return instructions on how to vote, your shares will not be voted on proposals 1, 3, or 4. The voting of shares held by "street name" stockholders is further discussed below. Additionally, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker's proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.

        If you are a member of a retirement or savings plan or other similar plan, you may submit your vote via the Internet or by telephone. The trustee or administrator of the plan will vote according to your directions and the rules of the plan.

Can I vote via the Internet or by telephone?

        You may submit your vote via the Internet or by telephone by following the instructions contained in the notice of Internet availability of proxy materials. If you received a printed set of proxy materials, you may submit your vote via the Internet or by telephone by following the instructions contained on the proxy card that accompanied the printed materials.

        If you are a registered stockholder, the deadline for submitting your vote by telephone or via the Internet is 11:59 p.m. Eastern Time on May 3, 2011. If you are a member of a retirement or savings plan or other similar plan, the deadline for submitting your voting directions by telephone or via the Internet is 10:00 a.m. Eastern Time on May 2, 2011.

Can I change or revoke my vote?

        Subject to the deadlines set forth in the paragraph above, you may change your vote at any time before the proxy is exercised by re-submitting your vote via the Internet or by telephone.

        If you are a registered stockholder, you may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of election or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.

        If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Street Name Shares and Broker Non-Votes

        If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals. "Broker non-votes" are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote and has not received instructions on how to vote. If you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 2, the ratification of the appointment of our independent registered public accounting firm. If you do not give specific instructions on how to vote, your broker or nominee is not permitted to cast your vote in its discretion for proposal 1, election of the directors; proposal 3, the advisory vote on executive compensation; or proposal 4, the advisory vote on the frequency of holding the advisory vote on executive compensation. A "broker non-vote" is a vote not cast on a matter affirmatively or negatively and is also not counted for the purposes of determining a plurality, so it will have no effect on the outcome of any of the proposals; however, a "broker non-vote" will still be counted for purposes of attaining a quorum as it relates to proposal 2.

Why did I receive a notice of Internet availability of proxy materials instead of a full set of the proxy materials?

        The SEC's rules allow companies to furnish their proxy materials via the Internet. Accordingly, we sent to the majority of our stockholders a notice of Internet availability of proxy materials for this year's annual meeting of stockholders. Other stockholders were instead sent paper copies of the proxy materials accessible via the Internet. Instructions on how to access the proxy materials via the Internet or to request a paper copy can be found in the notice of Internet availability of proxy materials. In addition, stockholders may request proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis by submitting a request to us at http://www.overstock.com/proxy. A stockholder's election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn't I receive a notice of Internet availability of proxy materials?

        We are providing certain stockholders, including stockholders who have previously requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, a notice of Internet availability of proxy materials. If you would like to assist us in reducing the cost of distributing our proxy materials in the future, you can consent to receiving future proxy materials and other stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please visit http://www.overstock.com/proxy to submit your request.

Can I vote my shares by filling out and returning the notice of Internet availability of proxy materials?

        No. The notice of Internet availability of proxy materials does, however, provide instructions on how to vote your shares.

What happens if a nominee is unable to stand for election?

        The Nominating and Corporate Governance Committee of the Board of Directors may select a substitute nominee. In that case, if you have submitted your proxy via the Internet or by telephone or completed and returned your proxy card or voting instruction card, the proxyholders will have the discretion to vote your shares for the substitute nominee. They cannot vote for more than three Class III nominees.

What is the voting requirement to approve each of the proposals?

        A plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of each nominee to the Board. Thus, the three nominees for Class III director receiving the highest number of affirmative votes will be elected as members of our Board of Directors to serve until the 2014 Annual Meeting. There is no cumulative voting in the election of directors.

        The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

        The number of affirmative votes validly cast in favor of the proposal to approve the compensation of our named executive officers must exceed the number of votes cast against the proposal in order to approve, on an advisory basis, the proposal, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.

        You may vote to approve, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers every one, two or three years or you may abstain from voting. The frequency of holding the advisory vote on the compensation of our named executive officers will be decided by a plurality of the votes validly cast, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.

How many votes are required to approve other matters that may come before the stockholders at the meeting?

        A majority of the shares present, in person or by proxy, excluding broker nonvotes, voting in favor is required to approve any other matters that may properly come before the stockholders at the meeting.

Is my vote kept confidential?

        Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the meeting?

        We will announce preliminary voting results at the meeting, and will file a Form 8-K with the Securities and Exchange Commission ("SEC") reporting the results within four business days after the date of the meeting. You can get a copy of that Form 8-K by calling Overstock Investor Relations at (801) 947-3100 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. You can also get a copy from our website at http://investors.overstock.com.

Who pays for the proxy solicitation process?

        We will pay the costs of soliciting proxies, including the cost of preparing, posting and mailing proxy materials. In addition to soliciting stockholders by mail, we will request brokers, banks and other nominees to solicit their customers who hold shares of Overstock common stock in street name. We may reimburse such brokers, banks and nominees for their reasonable, out-of-pocket expenses. We may also use the services of our officers, directors and employees to solicit proxies, personally or by telephone, mail, facsimile or email, without additional compensation other than reimbursement for reasonable, out-of-pocket expenses. We intend to use the services of a proxy solicitation firm in connection with the Annual Meeting and anticipate that the costs of such services will be approximately $8,000 plus reimbursement for reasonable out-of-pocket expenses.

How can I get an additional copy of the proxy materials?

        If you would like an additional copy of this proxy statement or our 2010 Form 10-K, these documents are available in digital form for download or review at http://www.overstock.com/proxy. Alternatively, we will promptly send a copy to you at no charge upon request by mail to Overstock.com, Inc., Attention: Investor Relations, 6350 South 3000 East, Salt Lake City, Utah 84121, or by calling Overstock Investor Relations at (801) 947-3100.

Who can help answer my questions?

        If you have questions about voting or the proposals described in this Proxy Statement, please call Georgeson Shareholder Communications, our proxy solicitor, toll-free at (800) 509-0983.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 4, 2011

        The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at http://www.overstock.com/proxy.

PROPOSALS TO BE VOTED ON:

PROPOSAL 1.—ELECTION OF DIRECTORS

        The nominees for election this year as Class III directors, for three-year terms ending in 2014, are Ms. Allison H. Abraham, Mr. Samuel A. Mitchell and Ms. Stormy D. Simon.

        Ms. Abraham has been a director since 2002. She is Chairwoman of the Audit Committee and a member of the Compensation Committee and of the Nominating and Corporate Governance Committee.

        Mr. Mitchell has been a director since October 2010. Mr. Mitchell is a member of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

        Ms. Simon joined the Company in 2001 and currently serves as our Senior Vice President, Marketing and Customer Care.

        Each of the nominees has consented to serve a three-year term. For additional information about the nominees, see "The Board—Information Regarding Director Nominees and Other Directors."

  Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

  Vote Required

        Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting. Votes withheld are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but otherwise they have no legal effect under Delaware law. Brokers generally may not use discretionary authority to vote shares in the election of directors if they have not received instructions from their clients.

PROPOSAL 2.—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Proposed Ratification of Appointment of KPMG LLP.    The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements and audit our internal control over financial reporting for the fiscal year ending December 31, 2011. KPMG LLP has served as our independent registered public accounting firm since December 2009. Although ratification of the Audit Committee's selection of KPMG LLP is not required under our bylaws or other legal requirements, we are submitting the appointment of KPMG LLP to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the stockholders ratify the selection of KPMG LLP, the Audit Committee may appoint a different independent registered public accounting firm or replace KPMG LLP with a different independent registered public accounting firm at any time if the Audit Committee determines that it is in the best interests of the Company and the stockholders to do so. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

        The following information (until the heading "Audit Fees," below, starting on page 14) was previously included in our 2010 proxy statement. It is included again this year in accordance with the requirements of the proxy rules.

        Information regarding the Engagement of KPMG LLP.    The Audit Committee engaged KPMG LLP on December 28, 2009 as our independent registered public accounting firm to audit the Company's financial statements and to audit the Company's internal control over financial reporting for the fiscal year ending December 31, 2009. During our fiscal years ended December 31, 2008 and 2007 and the subsequent interim period prior to engaging KPMG through December 28, 2009, neither the Company nor anyone on its behalf consulted KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to us or oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v). The report of KPMG on the consolidated financial statements of the Company for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. KPMG also audited our internal control over financial reporting as of December 31, 2009, and expressed an adverse opinion on the effectiveness of our internal control over financial reporting.

        Information regarding the Dismissal of PricewaterhouseCoopers LLP.    Our financial statements for the fiscal year ending December 31, 2008 were audited by PricewaterhouseCoopers LLP ("PwC"). PwC served as our independent accountants from 1999 until March 23, 2009, at which time the Audit Committee did not re-engage PwC as our independent accountants. The decision to not re-engage PwC was approved by the Audit Committee on March 23, 2009 as the result of a competitive proposal process. The report of PwC on the consolidated financial statements of the Company for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the Company's fiscal year ended December 31, 2008 and through March 23, 2009, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on our consolidated financial statements for such years. During our fiscal year ended December 31, 2008 and through March 23, 2009, there was a "reportable event" as defined under Item 304(a)(1)(v) of Regulation S-K. In 2008 the Company and Audit Committee discussed with PwC the existence of a material weakness in our internal control over financial reporting and disclosure controls and procedures relating to our accounting for customer refunds and credits and the accounting for gift cards issued to customers. Management concluded that the material weakness was remediated as of December 31, 2008. In connection with the dismissal of PwC, we authorized PwC to respond fully to the inquiries of the new independent registered public accounting firm related to the material weakness.

        Information regarding the Engagement of Grant Thornton LLP.    The Audit Committee engaged Grant Thornton LLP on March 23, 2009 as our independent registered public accounting firm. During our fiscal years ended December 31, 2008 and 2007 and the subsequent interim period prior to engaging Grant Thornton LLP through March 23, 2009, neither the Company nor anyone on its behalf consulted Grant Thornton LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v).

        Information regarding the Dismissal of Grant Thornton LLP.    The Audit Committee dismissed Grant Thornton LLP as our independent registered public accounting firm on November 13, 2009, prior to Grant Thornton LLP completing its review of the financial statements for the three and nine-month periods ended September 30, 2009. Consequently Grant Thornton LLP did not perform an audit or issue a report on our financial statements. The decision to dismiss Grant Thornton LLP was approved by the Audit Committee.

        Grant Thornton LLP was not engaged to (and did not) serve as the Company's independent registered public accounting firm during any part of our fiscal years ended December 31, 2008 or 2007. Except for the issue regarding the fulfillment partner overpayment described below, through November 13, 2009, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton LLP's satisfaction, would have caused Grant Thornton LLP to make reference to the subject matter of such disagreements in connection with the report we had anticipated Grant Thornton LLP would issue on our consolidated financial statements for the year ending December 31, 2009 (as described above, the Audit Committee dismissed Grant Thornton LLP on November 13, 2009, and Grant Thornton LLP did not audit or issue any report on our consolidated financial statements for the year ending December 31, 2009):

        On October 1, 2009, the Company received a comment letter from the Division of Corporation Finance of the SEC regarding the Company's 2008 Form 10-K/A and June 30, 2009 Form 10-Q. In consultation with both its prior independent registered public accounting firm, PwC, and its then current independent registered public accounting firm, Grant Thornton, the Company prepared and submitted to the SEC its responses to the comment letter on October 16, 2009 and October 21, 2009. The SEC reviewed the Company's responses, and on November 3, 2009 the SEC responded with a follow-up comment letter which requested additional information or clarification regarding, among other matters, a fulfillment partner overpayment (which the Company recovered and recognized $785,000 as income in 2009 as it was received), fulfillment partner under billings (which the Company recovered and recognized $615,000 as income in 2009 as it was received), overbillings by a freight carrier in 2008 (which the Company recognized $301,000 in income in 2009 when the refunds were received), and an adjustment related to redeemable shares of the Company's common stock (which the Company reclassified $744,000 in 2009 from stockholder's equity to redeemable common stock).

        When the fulfillment partner underbillings and overpayments were originally discovered, the Company determined that the recovery of such amounts was not assured, and that consequently the potential recoveries constituted a gain contingency. Accordingly, the Company determined that the appropriate accounting treatment for the potential recoveries was to recognize their benefit only when such amounts became realizable (i.e., an agreement had been reached with the other party and cash had been received from future sales).

        We then began to assemble information in response to the SEC's November 3, 2009 comment letter, again in consultation with our prior and then current independent registered public accounting firms. During such consultation, we and our Audit Committee were informed by Grant Thornton, that upon further consultation and review within the firm, Grant Thornton had revised its earlier position of agreement with our accounting treatment for a $785,000 recovery in 2009 of overpayments to a fulfillment partner during 2008 and that we should revise our financial statements to reflect the recovery as an asset in the financial statements for the year ended December 31, 2008 as opposed to recognizing the amount when recovered during 2009. On November 13, 2009, after the Audit Committee dismissed Grant Thornton, Grant Thornton delivered a letter to us stating that it believed disclosure should be made or action should be taken to prevent future reliance on our interim financial statements for the quarters ended March 31, 2009 and June 30, 2009 included in our Quarterly Reports on Form 10-Q for the respective periods. We believe that the reason for Grant Thornton's letter was our accounting treatment for the $785,000 recovery in 2009 of overpayments to a fulfillment partner during 2008 as described above. The Audit Committee discussed this matter with Grant Thornton. At the time, we, along with our prior independent registered public accounting firm, PwC, continued to believe the amount was properly recognized in the first quarter of 2009 and consequently believed that those prior financial statements could be relied upon. We authorized Grant Thornton to respond fully to the inquiries of a successor independent registered public accounting firm related to the disagreement described above.

Grant Thornton believes readers should review the entire body, including exhibits thereto, of the Form 8-K/A dated November 23, 2009, which is available by calling Overstock Investor Relations at (801) 947-3100 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. You can also get a copy from Overstock's website at http://investors.overstock.com.

        Information regarding the Previously Announced Restatement.    As previously disclosed, on January 29, 2010, the Audit Committee of the Board of Directors concluded, based on the recommendation of management, that we would restate (1) our consolidated financial statements for the year ended December 31, 2008 and (2) our quarterly consolidated financial statements for all interim periods in the year ended December 31, 2008 and the interim periods ended March 31, 2009, June 30, 2009 and September 30, 2009. The restated financial information, which is included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 31, 2010, correct the following errors:

  •
  Accounting for amounts that we pay our drop ship fulfillment partners and an amount due from a vendor that went undiscovered for a period of time. Specifically, these errors related to (1) amounts we paid to partners or deducted from partner payments related to return processing services and product costs and (2) amounts we paid to a freight vendor based on incorrect invoices from the vendor. Once discovered, we applied "gain contingency" accounting for the recovery of such amounts, which was an inappropriate accounting treatment.

  •
  Amortization of the expense related to restricted stock units. Previously the expense was based on the actual three year vesting schedule, which incorrectly understated the expense as compared to a three year straight line amortization. We also corrected for the use of an outdated forfeiture rate in calculating share-based compensation expense under the plans.

        The following additional adjustments were also included in the restatement:

  •
  Correction of certain amounts related to customer refunds and credits.

  •
  Recognition of co-branded credit card bounty revenue and promotion expense over the estimated term of the credit card relationships. Previously the revenue was incorrectly recognized when the card was issued.

  •
  Reduction in the restructuring accrual and correction of the related expense due to a 2008 sublease benefit which was previously excluded from the accrual calculation and the accretion of interest expense related to the restructuring accrual, which was not previously recorded.

  •
  Change in our accounting for external audit fees to the "as incurred" method instead of the "ratable" method.

  •
  Other miscellaneous adjustments, none of which were material either individually or in the aggregate. Certain of these adjustments were related to a reduction in revenue and cost of goods sold in equal amounts for certain consideration we received from vendors, an increase in inventory, accounts payable and accrued liabilities to record our sales return allowance on a gross basis, an adjustment to our cash and restricted cash balances due to compensating balance arrangements and an adjustment to record redeemable common stock for certain shares previously issued to employees.

        Our financial statements for the years ended December 31, 2009 and 2008 and the consolidated interim financial information for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 contained in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 31, 2010 reflect the restatements, corrections and reclassifications described above.

  Audit Fees

        KPMG LLP was engaged as our independent registered public accounting firm to audit our financial statements for the years ended December 31, 2010 and 2009, to audit our internal control over financial reporting as of December 31, 2010 and 2009, to review our 2010 and 2009 interim financial statements, and to perform services in connection with our registration statements and SEC comment letter responses. The aggregate audit fees KPMG LLP billed us for professional services in 2010 were $1,121,000 and in 2009 were $1,530,000.

  Audit-Related Fees

        KPMG LLP billed us $40,000 in 2010 for the audits of our employee benefit plan for 2009 and 2008. The amount KPMG LLP billed us for audit-related fees in 2009 was $0.

  Tax Fees

        The amount KPMG LLP billed us for professional services rendered for compliance, tax advice or tax planning in 2010 was $23,000 and in 2009 was $0.

  All Other Fees

        In 2010, KPMG LLP billed us $181,000 for an IT integrity assessment project, $456,000 for direct reimbursement to KPMG LLP for costs incurred in retaining outside legal counsel to assist KPMG LLP in responding to our ongoing SEC investigation, and $26,000 for time KPMG LLP personnel incurred in responding to our ongoing SEC investigation. The amount KPMG LLP billed us in 2009 for all other fees was $0.

  Auditor Independence

        The Audit Committee has considered the role of KPMG LLP in providing us with the services described above, and has concluded that those services were compatible with the independence of KPMG LLP from management and from the Company.

  Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

  General

        The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the "Policy"), which sets forth the procedures and the conditions pursuant to which all services to be performed by the independent registered public accounting firm are required to be pre-approved. Under the Policy, proposed services either may be pre-approved by agreeing to a framework with descriptions of allowable services with the Audit Committee ("general pre-approval"), or require the specific pre-approval of the Audit Committee ("specific pre-approval"). Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

        The Policy describes the Audit, Audit-related, Tax and All Other Services that are subject to the general pre-approval of the Audit Committee. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm that are subject to general pre-approval. Under the Policy, the Audit Committee may delegate either type of pre-approval authority to its chairperson or any other member or members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Policy does not delegate the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

  Audit Services

        The annual audit services engagement scope and terms are subject to the general pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly SAS 100 reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. Audit services also include the attestation engagement for the independent registered public accounting firm's audit of internal control over financial reporting. The Policy provides that the Audit Committee will monitor the audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope or other items. The Policy provides for Audit Committee pre-approval of specific audit services outside the engagement scope.

  Audit-related Services

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Under the Policy, the Audit Committee grants general pre-approval to audit-related services.

  Tax Services

        Under the Policy, the Audit Committee may grant general pre-approval to specific tax compliance, planning and advice services to be provided by the independent registered public accounting firm, that the Audit Committee has reviewed and believes would not impair the independence of the independent registered public accounting firm, and that are consistent with the SEC's rules on auditor independence. Tax services to be performed by our independent registered public accounting firm must be specifically approved by the Audit Committee.

  All Other Services

        Under the Policy, the Audit Committee may grant pre-approval to specific permissible non-audit services classified as All Other Services that it believes are routine and recurring services, would not impair the independence of the independent registered public accounting firm and are consistent with the SEC's rules on auditor independence. Services permissible under applicable rules but not specifically approved in the Policy require further specific pre-approval by the Audit Committee.

  Procedures

        Under the Policy, at the beginning of each year, the Senior Vice President, Finance and Risk Management (our principal financial and accounting officer) and our independent registered public accounting firm jointly submit to the Audit Committee a schedule of audit, audit-related, tax and other non-audit services that are subject to pre-approval. This schedule provides a description of each type of service that is subject to pre-approval and, where possible, provides projected fees (or a range of projected fees) for each service. The Audit Committee reviews and approves the types of services and reviews the projected fees for the next fiscal year. Any changes to the fee amounts listed in the schedule are subject to further specific approval of the Audit Committee. The Policy prohibits the independent registered public accounting firm from commencing any project not described in the schedule approved by the Audit Committee until specific approval has been given.

   Recommendation of the Board of Directors

        The Board of Directors unanimously recommends that the stockholders vote "FOR" ratification of the selection of KPMG LLP as our independent registered public accounting firm.

  Vote Required

        The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be required to approve the proposal.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As we discuss in detail elsewhere in this proxy statement, we seek to attract and retain highly competent executive management who will build long-term economic value for the Company. We strive to maintain an egalitarian compensation structure among our senior management team, as we believe that paying most of our executive team the same annual compensation package fosters an environment of teamwork that benefits the Company. We also try to foster an environment in which management leads by example. For example, from prior to our IPO in 2002 through December 31, 2010 our Chief Executive Officer refused to accept any salary or cash bonus. Further, at the recommendation of our senior management team, none of our executives received any bonus payment with respect to either 2008 or 2010. The objectives of our executive compensation plans and programs are to:

  •
  Emphasize the enhancement of the long-term economic value of the Company;

  •
  Retain the senior executives; and

  •
  Deliver the total executive compensation package in a cost-effective manner.

        Our executive compensation is discussed in further detail below under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis," which includes information about the fiscal year 2010 compensation of our named executive officers, as well as in the sections following the Compensation Discussion and Analysis.

        We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at our annual meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's proxy statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis," the "Summary Compensation Table" and the other related tables and disclosure."

        The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

        The Board recommends a vote "FOR" approval of proposal 3—approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to the Dodd-Frank Act, we are asking our stockholders to indicate, on an advisory basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as proposal 3 in this proxy statement. By voting on this proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Alternatively, stockholders may abstain from casting a vote.

        The board believes it is most appropriate to conduct an advisory vote on executive compensation once every three years and, therefore, the board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

        As described below under the caption "Executive Officer and Director Compensation—Compensation Discussion and Analysis," our executive compensation program is designed to achieve a balance of short-term and long-term goals. To this end, the Compensation Committee combines potential short-term cash incentive awards featuring one-year performance goals with long-term equity awards, which vest over a three-year period, and with value based on the price of our common stock. The Board believes that holding the advisory vote on executive compensation once every three years will encourage a reasonably long-term focus on our executive compensation policies and practices.

        When you vote in response to the resolution set forth below, you may cast your vote on your preferred voting frequency by choosing among the following four options: once every one year, two years or three years, or you may abstain from voting.

  "RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure shall include the "Compensation Discussion and Analysis," the "Summary Compensation Table" and the other related tables and disclosure)."

        The option of once every one year, two years or three years that receives the highest number of votes cast by stockholders is expected to be the frequency for the advisory vote on executive compensation that has been selected by stockholders. This vote is advisory and, therefore, not binding, and the Board may decide in the future that it is in the Company's best interests and in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our stockholders.

Recommendation of the Board of Directors

        The board recommends a vote "FOR" the option of once every three years under proposal 4—the frequency with which the Company will hold an advisory vote on executive compensation, as disclosed pursuant to the SEC's compensation disclosure rules.

PROPOSAL 5—OTHER BUSINESS

        The Board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, Messrs. Byrne and Johnson will vote, or otherwise act, on your behalf in accordance with the Board's (or, in the absence of instructions from the Board, their) judgment on such matters.

THE BOARD

  General

        The Board of Directors is currently composed of six members. Ms. Abraham and Mr. Mitchell, each of whom is a current director, and Ms. Simon, who is our Senior Vice President, Marketing and Customer Care, are each nominees for election this year. At or prior to the Annual Meeting, the size of the Board will be increased to seven members. The remaining four directors are expected to continue to serve their terms as described below. Our directors serve staggered terms. This is accomplished as follows:

  •
  each director serves a three-year term,

  •
  the directors are divided into three classes,

  •
  the classes are as nearly equal in number as possible, and

  •
  the term of each class begins on a staggered schedule.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, designated by the Nominating and Corporate Governance Committee of the Board of Directors to fill the vacancy. The proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees. The terms of office of the persons elected as Class III directors will continue until the 2014 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified or until their earlier incapacity, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

  Board Independence

        The Board currently consists of six members. The Board of Directors has determined that, except for Patrick M. Byrne, who serves as our Chief Executive Officer, and John J. Byrne, who is the father of Patrick M. Byrne, each of our current directors is independent within the meaning of the Nasdaq director independence standards. In reaching this determination, the Board considered that neither Allison H. Abraham nor Joseph J. Tabacco, Jr. has any relationship with the Company except as a director and stockholder. With respect to Barclay F. Corbus, the Board considered the fact that Mr. Corbus formerly served as Co-CEO of WR Hambrecht + Co., and considered the services that WR Hambrecht + Co. has performed for the Company in the past and determined that Mr. Corbus met the independence requirements. With respect to Mr. Mitchell, the Board considered the fact that Mr. Mitchell is a managing director of Hamblin Watsa Investment Counsel and a member of the investment committee, which manages the investment portfolios of Fairfax Financial Holdings Limited, which is directly or indirectly the beneficial owner of approximately 16% of the Company's outstanding common stock, and determined that Mr. Mitchell met the independence standards.

        Stormy D. Simon, who is a nominee for election to the Board at the Annual Meeting, is our Senior Vice President, Marketing and Customer Care and, as an employee of the Company, would not be considered independent.

   Committees of the Board

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has adopted a written charter. Current copies of the committee charters are available on the Company's website at http://investors.overstock.com. All members of the committees are appointed by the Board of Directors, and each member is independent within the meaning of the Nasdaq director independence standards and SEC rules. The committees are described in more detail below.

        Audit Committee.    The Board has a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, consisting of Allison H. Abraham, who serves as Chair, Barclay F. Corbus, Samuel A. Mitchell and Joseph J. Tabacco, Jr., each of whom is independent within the meaning of the Nasdaq director independence standards. The Board of Directors has determined that each of Ms. Abraham, Mr. Corbus and Mr. Tabacco is an "audit committee financial expert" as defined by the SEC. The experience of each such director that led the Board to the determination that such director is an "audit committee financial expert" is described below under "Information Regarding Director Nominees and Other Directors." The Audit Committee is responsible for reviewing and monitoring our financial statements and our internal control over financial reporting, and selecting, reviewing and monitoring our independent registered public accounting firm, evaluating the scope of the annual audit, reviewing audit results, and consulting with management and our independent registered public accounting firm prior to presentation of financial statements to stockholders. The Report of the Audit Committee is included beginning on page 40 of this proxy statement.

        Compensation Committee.    The Board also has a Compensation Committee consisting of Barclay F. Corbus, who serves as Chair, Allison H. Abraham, Samuel A. Mitchell and Joseph J. Tabacco, Jr., each of whom is a non-employee and independent under the Nasdaq independence standards. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. The Compensation Committee Report is included on page 33 of this proxy statement.

        Nominating and Corporate Governance Committee.    The Board also has a Nominating and Corporate Governance Committee consisting of Joseph J. Tabacco, Jr., who serves as Chair, Barclay F. Corbus, Allison H. Abraham, and Samuel A. Mitchell, each of whom is a non-employee and independent under the Nasdaq independence standards. The Committee, which was formed in early 2011, has authority to recommend nominees to the full Board, and also has authority over matters of corporate governance. Each member of the Board of Directors has historically participated in the consideration of director nominees.

  Board and Committee Meetings

        The Board held seven meetings during 2010. The Audit Committee held seven meetings during 2010, and the Compensation Committee held one meeting during 2010. The Nominating and Corporate Governance Committee was formed in early 2011. Each director attended at least 75% of the meetings of the Board and of each committee on which he or she served during 2010.

  Board Leadership Structure

        Patrick M. Byrne serves as both our principal executive officer and as Chairman of the Board of Directors. We do not have a lead independent director. At present the Board consists of six directors; four of whom are independent. We believe that our leadership structure is appropriate for the following reasons. First, the small size of the Board and the composition of the Board permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. Second, as Chief Executive Officer, Dr. Byrne is the director most familiar with our business and industry, and we believe that he is the director most capable of guiding our business, at both the strategic and operational levels. We believe that our current structure is serving the Company well at this time. However, we previously separated the roles of Chairman and Chief Executive officer from October 2005 to July 2006, when John J. Byrne served as Chairman, and Patrick M. Byrne served as Chief Executive Officer, and we may do so again in the future. We separated the roles at the time because we believed that having John J. Byrne serve as our Chairman would be valuable to the Company. We do not have any procedures for deciding when to separate these positions.

  Board Role in Risk Oversight

        The Board has delegated responsibility for oversight of risk management to the Audit Committee, although the full Board remains involved in risk management. The Audit Committee and the Board receive periodic reports from management regarding various aspects of the Company's risk management program. The manner in which the Board and Audit Committee administer the oversight of risk management has not had any effect on the Board's leadership structure.

  Director Qualifications

        The Nominating and Corporate Governance Committee has not formalized specific minimum qualifications the Committee believes must be met by a candidate to be recommended by the Committee. The Committee believes that candidates for election to the Board should have the highest professional and personal ethics and values. Candidates should have broad relevant experience, and should be committed to enhancing long-term stockholder value. They should be able and willing to provide insight and practical advice based on experience, and they must actively represent the interests of the stockholders. The Committee believes that a variety of types and a balance of knowledge, experience and capabilities among the members of the Board are in the best interests of the stockholders, but does not have a policy regarding the consideration of diversity in identifying director nominees. In considering candidates, the Committee considers diversity of viewpoint, professional experience and other individual qualities and attributes to the extent that they relate to the contribution a candidate is expected to make to the Board and the Company. The specific experience, qualifications, attributes or skills that led the Committee (and, prior to the formation of the Committee, the independent members of the Board) to the conclusion that each director should be a director in light of our business and structure are described under "Information Regarding Director Nominees and Other Directors," below.

  Identification and Evaluation of Nominees for Director

        The Nominating and Corporate Governance Committee believes that the current Board composition is serving the stockholders of the Company well, but also believe that the Company would benefit from the addition of Stormy D. Simon, who is one of the nominees for election. In the future, the Committee may consider additional candidates identified through current members of the Board, professional search firms, stockholders or other persons. Candidates may be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

        The Committee has a policy that it will consider any properly submitted director candidates recommended by our stockholders. Any stockholder who desires to submit a recommendation should submit a written recommendation to the Committee, including information about the qualifications of the person to be a nominee for election to the Board, and a consent of the person to serve if elected, addressed to Nominating and Corporate Governance Committee, Board of Directors, Overstock.com, Inc., 6350 South 3000 East, Salt Lake City, Utah 84121. There is no difference in the manner in which the Committee would evaluate a nominee based on whether the nominee is recommended by a stockholder. The extent to which the Committee considers diversity in evaluating nominees is described in "Director Qualifications," above. There has been no material change to the procedures by which stockholders may recommend nominees to the Committee that was implemented after our most recent disclosure pursuant to Item 407(c)(2) of Regulation S-K.

        The Committee has not approved any nominee for inclusion on our proxy card for the 2011 Annual Meeting other than Ms. Allison H. Abraham and Mr. Samuel A. Mitchell, each of whom is a current member of Class III, and Ms. Stormy D. Simon, who is our Senior Vice President, Marketing and Customer Care. We have not paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees. The Board did not receive any recommendation of any nominee from any stockholder during 2010 or 2011 prior to the date of this proxy statement.

  Communications with the Board

        The Board has adopted resolutions to provide a formal process by which stockholders may communicate with the Board, whether for the purpose of recommending nominees for election to the Company's Board of Directors or for other purposes. The process adopted by the Board permits stockholders to communicate with the Board either in writing, addressed to the Board at the Company's headquarters at 6350 South 3000 East, Salt Lake City, Utah 84121, or by e-mail, sent to boardofdirectors@overstock.com. All communications from stockholders regarding matters appropriate for stockholder communications with the Board and delivered as described will be delivered to one or more Board members. The determination whether a communication involves a matter appropriate for stockholder communications with the Board is made by either the General Counsel or the President.

  Annual Meeting Attendance

        Our policy is that Board members should attend annual stockholder meetings if reasonably possible. All members of the Board attended the last annual stockholders meeting, which was held in May 2010.

  Code of Ethics

        We have adopted a code of ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide a copy of the code of ethics to any person without charge, upon request. Requests for a copy of the code of ethics may be made in writing addressed to: General Counsel, Overstock.com, Inc., 6350 South 3000 East, Salt Lake City, Utah 84121.

  Policies and Procedures Regarding Related Party Transactions

        The Board has established a written policy and procedures for the review, approval or ratification of related party transactions. Under the Board's policy, any related party transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K is subject to the prior approval of the Audit Committee unless prior approval is not feasible, in which case the transaction is required to be considered at the Audit Committee's next meeting and, if the Audit Committee determines it to be appropriate, may be ratified at that meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available from an unrelated person under the same or similar circumstances, and the extent of the related person's interest in the transaction. No member of the Audit Committee may participate in any approval or ratification of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction, including information regarding the extent of the member's interest in the transaction, to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines or other parameters or conditions relating to our participation in the transaction. The Audit Committee may from time to time pre-approve types or categories of transactions by related persons.

  Information Regarding Director Nominees and Other Directors

        Set forth below is certain information regarding the nominees for election and all other directors of Overstock whose term of office continues after the 2011 Annual Meeting. The specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee (or the independent members of the Board, as applicable) to the conclusion that each of the following individuals should serve as a director for the Company are included in the descriptions below.

Class I Directors (Terms Expiring in 2012)

Name	Age	Position with the Company	Director Since
Patrick M. Byrne	48	Chief Executive Officer	October 1999
Barclay F. Corbus	44	None	March 2007

        Dr. Patrick M. Byrne has served as our Chief Executive Officer (principal executive officer) and as a Director since October 1999, as Chairman of the Board from February 2001 through October 2005, and since July 2006. From September 1997 to May 1999, Dr. Byrne served as President and Chief Executive Officer of Fechheimer Brothers, Inc., a manufacturer and distributor of uniforms. From 1995 until its sale in September 1999, Dr. Byrne was Chairman, President and Chief Executive Officer of Centricut, LLC, a manufacturer and distributor of industrial torch parts. From 1994 to the present, Dr. Byrne has served as a Manager of the Haverford Group, an investment company and an affiliate of Overstock. Dr. Byrne has a Bachelor of Arts degree in Chinese studies from Dartmouth College, a Master's Degree from Cambridge University as a Marshall Scholar, and a Ph.D. in philosophy from Stanford University. The specific experience, qualifications, attributes or skills that led the Board to conclude that Dr. Byrne should serve as a director in light of our business and structure were the following. Dr. Byrne has led the Company from revenues of approximately $1.8 million in 1999 to over $1.0 billion for the year ended December 31, 2010. He has served as our chief executive officer the entire time, and has also been directly in charge of marketing, merchandising and other senior executive management functions from time to time. In addition to being the Company's founder, largest stockholder and chief executive officer, Dr. Byrne has led and continues to lead the development of the Company's evolving business model.

        Mr. Barclay F. Corbus has served as a Director of Overstock since March 2007. He is a member of the Audit Committee and the Nominating and Corporate Governance Committee, and is the Chairman of the Compensation Committee. Mr. Corbus has served as Senior Vice President of Clean Energy Fuels Corp., a provider of vehicular natural gas, with responsibility for strategic development, since September 2007. He served as Co-CEO of WR Hambrecht + Co., an investment banking firm, from July 2004 to September 2007, and prior to that date served in other executive positions with WR Hambrecht + Co. Prior to joining WR Hambrecht + Co in March 1999, Mr. Corbus was in the investment banking group at Donaldson, Lufkin and Jenrette. Mr. Corbus graduated from Dartmouth

College with a Bachelor of Arts Degree in Government and has a Master's Degree of Business Administration in Finance from Columbia Business School. The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Corbus should serve as a director in light of our business and structure were the following. As a result of his work for WR Hambrecht+Co. and for Donaldson, Lufkin and Jenrette, Mr. Corbus has substantial experience in finance as well as management and strategic business planning, including experience analyzing and evaluating corporate business plans, capital structures and needs, and debt, equity and hybrid financing alternatives. As a result of his work for Clean Energy Fuels Corp, Mr. Corbus also has substantial direct experience in strategic planning.

Class II Directors (Term Expiring in 2013)

Name	Age	Position with the Company	Director Since
Joseph J. Tabacco, Jr.	62	None	June 2007
John J. Byrne	78	None	October 1999 to October 2002; April 2004 to July 2006; and May 2010 to the present

        Mr. Joseph J. Tabacco, Jr.    has served as a Director of Overstock since June 2007. He is a member of the Audit Committee and the Compensation Committee and is the Chairman of the Nominating and Corporate Governance Committee. For more than the last five years Mr. Tabacco has served as the managing partner of the San Francisco office of Berman DeValerio (formerly Berman DeValerio Pease Tabacco Burt & Pucillo). A 1974 honors graduate of George Washington University School of Law, Mr. Tabacco litigates antitrust, securities fraud, commercial high tech, and intellectual property matters. Since entering private practice in the early 1980s, Mr. Tabacco has served as trial or lead counsel in numerous antitrust and securities cases and has been involved in all aspects of state and federal litigation. Prior to 1981, Mr. Tabacco served as senior trial attorney for the U.S. Department of Justice, Antitrust Division, and in both the Central District of California and the Southern District of New York. Mr. Tabacco frequently lectures and authors articles on securities and antitrust law issues and is a member of the Advisory Board of the Institute for Consumer Antitrust Studies at Loyola University Chicago School of Law. Mr. Tabacco is also a former teaching fellow of the Attorney General's Advocacy Institute in Washington, D.C., and has served on the faculty of ALI-ABA on programs about U.S.-Canadian business litigation and trial of complex securities cases. The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Tabacco should serve as a director in light of our business and structure were his extensive experience as a practicing attorney, litigating in the fields of securities fraud, corporate governance, general business litigation and antitrust litigation, including substantial litigation on behalf of investors, including public pension funds and other institutional investors as well as individual investors, in a wide variety of cases involving publicly traded companies, as well as his familiarity with state and federal competition laws and intellectual property rights.

        Mr. John J. Byrne has previously served as a Director of Overstock from October 1999 to October 2002 and from April 2004 to July 2006 and from May 2010, and as Chairman of the Board from October 2005 to July 2006. Mr. Byrne served as Chairman of the Board of White Mountains Insurance Group, Ltd., a financial services holding company, from 1985 to 2003, and from 2005 to 2006, and was its Chief Executive Officer and President from 1985 until his first retirement in 1997, and then served as Chief Executive Officer again from 2000 to December 2002. Prior to that he served as Chairman and Chief Executive Officer of GEICO from 1976 to 1985. Earlier in his career, Mr. Byrne spent eight years with the Travelers Insurance Companies, most recently as Executive Vice President. Mr. Byrne has also served as a director of American Express Company, Martin Marietta Corporation, Lehman

Brothers, Inc., MidOcean Group of Companies, Zurich Re, Terra Nova (Bermuda) Holdings, Integro, and OneBeacon Insurance Group. Mr. Byrne has served as an Overseer of the Amos Tuck School of Business Administration of Dartmouth College and of the Rutgers University Foundation and was a member of the Stanford Graduate School of Business Advisory Council and of the Stanford Research Institute Advisory Council. Mr. Byrne has a Bachelor of Science from Rutgers University, a graduate degree in Mathematics from the University of Michigan and is a Member of the American Academy of Actuaries. In 2009, Mr. Byrne was elected to the International Insurance Hall of Fame. The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Byrne should serve as a director in light of our business and structure were Mr. Byrne's experiences as Chairman and Chief Executive Officer of GEICO, his experiences as President, Chief Executive Officer and Chairman of the Board of White Mountains Insurance Group, Ltd., his experiences with the Travelers Insurance Companies, including his services as its Executive Vice President, and his substantial experience as a director of American Express Company, Martin Marietta Corporation, Lehman Brothers, Inc., MidOcean Group of Companies, Zurich Re, Terra Nova (Bermuda) Holdings, Integro, and OneBeacon Insurance Group. John J. Byrne is the father of Patrick M. Byrne, who is Chairman of the Board and the Chief Executive Officer of Overstock.

Nominees for Class III Directors (Term Expiring in 2014)

Name	Age	Position with the Company	Director Since
Allison H. Abraham	48	None	March 2002
Samuel A. Mitchell	67	None	October 2010
Stormy D. Simon	42	Senior Vice President, Marketing and Customer Care	N/A

        Ms. Allison H. Abraham has served as a Director of Overstock since March 2002 and is currently the President and Founder of The Newton School, a private, non-profit elementary school located in Sterling, Virginia. She is a member of the Compensation Committee and Nominating and Corporate Governance Committee and is the Chairwoman of the Audit Committee. Ms. Abraham managed her own consulting business from October 2001 to November 2008, and has served as a director of privately-held Precision Imaging, Inc. since November 2002. Previously, Ms. Abraham served as President and as a director of LifeMinders, Inc., an online direct marketing company, from May 2000 until the acquisition of LifeMinders by Cross Media Marketing Corp. in October 2001. Prior to joining LifeMinders, Ms. Abraham served as Chief Operating Officer of iVillage Inc., an online media company, from May 1998 to May 2000. From February 1997 to April 1998, Ms. Abraham was President, Chief Operating Officer and a Director of Shoppers Express, an online grocery service, and also served as Vice President of Sales and Marketing for several months prior to her promotion. From 1992 to 1996, Ms. Abraham held several marketing and management positions at Ameritech Corporation. She was employed at American Express Travel Related Services in New York City from 1988 to 1992, focusing on the launch of new products and loyalty programs. Ms. Abraham holds a Bachelor of Arts Degree in Economics from Tufts University and a Master's Degree of Business Administration from the Darden School at the University of Virginia. The specific experience, qualifications, attributes or skills that led the Board to conclude that Ms. Abraham should serve as a director in light of our business and structure were Ms. Abraham's substantial marketing experience and experience running online marketing companies, including her marketing experience with American Express Travel Related Services, her marketing and management positions with Ameritech Corporation, her experience as Vice President of Sales and Marketing and subsequently as President, Chief Operating Officer and a director of Shoppers Express, her experience as Chief Operating Officer of iVillage Inc., and her experience as President and as a director of LifeMinders, Inc.

        Mr. Samuel A. Mitchell has been a director since October 2010. He is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Mitchell is also a director of International Coal Group, Inc., and serves on the Audit Committee and Compensation Committee of International Coal Group. Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial Holdings, Inc., a Toronto-based property and casualty insurance holding company. Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2005 to 2007, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial that is an underwriter of property and casualty treaty and facultative reinsurance. Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C.-based investment counsel firm. Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the Federation of American Health Systems from 1983 to 1993, and as Director of Research for the Health Industry Manufacturers Association from 1977 to 1981. In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington, D.C.-based investment counsel firm, Davidge and Co. He has a B.A. from Harvard College and an M.B.A. from Harvard Business School. The specific experience, qualifications, attributes or skills that led the Board to conclude that Mr. Mitchell should serve as a director in light of our business and structure were his experience as Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial Holdings, Inc., and his four decades of business experience described above. Mr. Mitchell also represents Fairfax, which is one of the Company's largest stockholders.

        Ms. Stormy D. Simon joined Overstock in December 2001. Ms. Simon is currently our Senior Vice President, Marketing and Customer Care. In the past ten years she has served in a variety of critical positions, including managing each of the following departments at various times: Business-to-Business, Public Relations, Books, Music, Movies and Games, Co-op Sales, Travel, Customer Care, the Website, both on-line and off-line marketing (including branding), the mobile platform, social media, emerging business (auctions, cars, real estate) and the warehouse. She routinely serves as the 'customer's voice' on the executive team. The specific experience, qualifications, attributes or skills that led the Board to conclude that Ms. Simon should serve as a director in light of our business and structure were her substantial experience managing numerous aspects of our business and her lead role in our marketing and branding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee during 2010 were Barclay F. Corbus (Chair), Allison H. Abraham, Joseph J. Tabacco, Jr. and Samuel A Mitchell, with Mr. Mitchell joining the Committee in October 2010. During 2010:

  •
  None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K; and

  •
  None of the Company's executive officers served on the compensation committee or other board committee performing equivalent functions or as a member of the board of directors of another entity, one of whose executive officers served on the Company's Board or Compensation Committee or other board committee performing equivalent functions.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

  Introduction

        The Compensation Committee administers our executive compensation program. The Compensation Committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation policies for executive officers and directors, for reviewing and approving all forms of compensation for our executive officers and directors, for administering our incentive compensation programs (including our 2005 Equity Incentive Plan), for approving and overseeing the administration of our employee benefits programs other than medical benefits programs, and for providing insight and guidance to management with respect to employee compensation and retention generally. Following is a discussion of the objectives and implementation of our executive compensation programs.

        The Compensation Committee operates under a charter adopted by the Board of Directors. The Compensation Committee periodically reviews the adequacy of its charter and recommends changes to the Board for approval as it considers appropriate. The Compensation Committee meets at scheduled times during the year and also acts upon occasion by written consent. The Compensation Committee reports on its activities and makes Compensation Committee recommendations at meetings of the Board. The Compensation Committee reviews comparative executive compensation information from other public companies and surveys, approves executive salary adjustments, approves awards under incentive/bonus plans, approves discretionary bonuses to executive officers, and administers the Company's 2005 Equity Incentive Plan. Additionally, from time to time, the Compensation Committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning. Our Chief Executive Officer, our President, our Senior Vice President, Finance and Risk Management, our Senior Vice President, Supply Chain and Human Capital Management, and our other executive officers make recommendations and participate with respect to compensation decisions concerning other executive officers, and provide information and make recommendations to the Compensation Committee regarding the amount and form of director compensation. The Compensation Committee has not delegated any of its authority to any other person.

  Compensation Objectives

        Our executive compensation programs seek to attract and retain highly competent executive management who will build long-term economic value for the Company. Prior to 2010, our general compensation philosophy for our executives was that the executive salary levels should be modest in comparison to those paid at comparable companies, and that executives' opportunities for more significant compensation should be tied closely to our performance. Beginning with 2010, we increased our executives' cash compensation to levels intended to be reasonably comparable to those paid at comparable companies. We strive to maintain an egalitarian compensation structure among our senior management team, as we believe that paying most of our executive team the same annual compensation package (except for our President, who is paid slightly more, and our Chief Executive Officer, who is paid substantially less) fosters an environment of teamwork that benefits the Company. We also try to foster an environment in which management leads by example. For example, our Chief Executive Officer has refused to accept any salary from our inception until the beginning of 2011 and has never accepted a cash bonus. Further, at the recommendation of our senior management team, none of our executives received any bonus payment with respect to 2010.

        The objectives of our executive compensation plans and programs are to:

  •
  Emphasize the enhancement of the long-term economic value of the Company;

  •
  Retain the senior executives; and

  •
  Deliver the total executive compensation package in a cost-effective manner.

        Our executive compensation policy is designed to reward decisions and actions that have a positive effect on our financial performance and long-term stock value, and to balance short-term and long-term goals. In the past we used a performance share plan and the periodic grant of stock options as incentive programs; however, beginning in January 2008, we changed our approach to equity awards to the periodic grant of restricted stock unit awards under the 2005 Equity Incentive Plan in an effort to create an equity awards system that will have long-term motivational effects, subject to compliance with the vesting requirements, tied directly to our stock price. We believe that periodic restricted stock unit grants made over a number of years will have the desired effect of providing appropriate incentives tied to the market price of the common stock over a long period of time, without encouraging short-term or inappropriate management decisions.

        We use an annual cash bonus pool as an incentive program. The cash bonus pool is an annual target bonus pool, and is intended to provide economic incentives to the executives (as well as other employees) on an annual basis. The objective is to provide an annual cash incentive tied to our annual performance. The actual amount, if any, paid to each executive, is subject to potential adjustment, upward or downward, depending on the Compensation Committee's subjective evaluation of the contributions made by the executive.

        Although we had a bonus pool in effect for 2010, our senior management team recommended that none of the named executive officers receive any bonus for 2010. Consequently, none of the named executive officers received any bonus payment for 2010.

        The accounting and tax treatment of particular forms of compensation generally do not affect the Compensation Committee's compensation decisions.

        In setting the amounts of each component of an executive's compensation and considering his or her overall compensation package, the Compensation Committee periodically reviews the history of each executive's salary, bonuses and equity-based grants in prior years. In setting 2010 salaries, the Compensation Committee did not benchmark the salaries, but reviewed market data to ensure that it was aware of current compensation practices. In early 2010 the Compensation Committee reviewed cash compensation practices at each of EnergySolutions, Headwaters, Inc., Nu Skin Enterprises and USANA Health Sciences, each of which is a publicly-traded company based in Utah with revenues ranging from approximately $400 million to $1.8 billion (the "Utah Companies"). We selected these four companies because we believe that public companies based in Utah are the most likely competition for our executives, and those four had revenues reasonably similar to our revenues. The Compensation Committee also reviewed cash compensation practices at each of IAC/InterActive Corp., Netflix, GSI Commerce, 1-800-Flowers, Coldwater Creek and Amazon.com, each of which is a nation-wide publicly held non-store retail company (the "Internet Retail Companies"). We selected those six companies because they are Internet retailers. As a result of the Compensation Committee's review of these companies, as well as the data described under "Elements of Compensation—Why We Pay these Elements of Compensation; How We Determine the Amounts; and Interrelationships of these Elements," the Committee increased the salaries of the Named Executive Officers by $100,000 each effective January 1, 2010. See "Elements of Compensation—Why We Pay these Elements of Compensation; How We Determine the Amounts; and Interrelationships of these Elements," below.

        Although the Compensation Committee had implemented a bonus pool plan intended to reward executives with cash bonuses based on the Company's performance in 2010, our executive team recommended to the Compensation Committee that no bonuses be paid to the executives for 2010 performance, and no bonuses were paid to any of the Named Executive Officers for 2010.

   Role of Compensation Consultants

        During 2009 we engaged Strategic Compensation Planning, Inc., a compensation planning firm based in Malvern, Pennsylvania ("SCP") to review our executive and director compensation levels and practices in light of prevailing industry practices and trends. We did not retain SCP or any other compensation consultant during 2010, but we provided information we obtained from SCP in 2009 to our Compensation Committee when the Committee set 2010 compensation. Our engagement of SCP and coordination of its work for us were supervised by our Senior Vice President, Supply Chain and Human Capital Management, and our Senior Vice President, Finance and Risk Management. The Compensation Committee did not engage the compensation consultant. We asked SCP to provide information regarding compensation practices for selected positions and to offer suggestions to strengthen our compensation programs for critical management positions and various board roles. SCP provided median salary and total annual cash compensation data for 17 executive positions, on both a national level and a Salt Lake City level, and also provided observations about our executive and Board compensation policies. SCP did not attend any meetings of the Board or Compensation Committee or provide any services to us during 2010. Our CEO never met with or communicated with SCP. The Compensation Committee also reviewed information from the Economic Research Institute database to obtain additional information regarding executive compensation practices.

  Elements of Compensation

        The elements of total compensation for which our named executive officers identified in the Summary Compensation Table below (the "Named Executive Officers") other than our Chief Executive Officer (the "CEO") were eligible during 2010 were as follows:

  •
  Base salary;

  •
  Annual cash bonuses as part of a bonus pool;

  •
  Awards under our 2005 Equity Incentive Plan;

  •
  Matching contributions under our 401(k) plan; and

  •
  Benefits under our health and welfare benefits plans.

        Each of these elements is discussed below.

        Our CEO.    In February 2010, our CEO received a grant of 15,000 restricted stock units under our 2005 Equity Incentive Plan, but declined to accept any other compensation during or relating to 2010. The restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

        Base Salary.    The base salaries of the Named Executive Officers are generally reviewed by the Compensation Committee annually. Salaries for the named executive officers in 2010 were set in February 2010 at $300,000 each, except for our CEO, Dr. Byrne, who declined to accept any salary, and except for our President, Mr. Johnson, whose salary was set at $350,000. During 2009 Mr. Johnson's salary had been increased from $225,000 to $250,000 because the Compensation Committee desired to recognize Mr. Johnson for his performance during his first half-year as President of the Company. The Compensation Committee's decision in early 2009 to increase Mr. Johnson's salary by $25,000 from its 2008 level was based on the Compensation Committee's subjective appraisal of Mr. Johnson's performance during his first six months as our president, from July 2008 through December 2008. Although the Compensation Committee reviewed the history of Mr. Johnson's salary, bonuses and equity-based grants in prior years, and reviewed market data to ensure that the Committee was aware of current compensation practices, the Committee's decision to increase Mr. Johnson's salary from $225,000 to $250,000 was the result of the Committee's subjective views of Mr. Johnson's leadership of the Company, his development of the Company's executive team, his work supervising portions of the

Company's most significant litigation and governmental relations matters, his leadership in negotiating changes to the Company's relationships with certain of its commercial service providers, and his work chairing Company efforts to reach operational goals and financial improvements. The Committee determined the amount of the increase by estimating an amount the Committee believed would be sufficient to recognize Mr. Johnson's performance as described above. The 2010 salaries are discussed below, and salary income for each Named Executive Officer for calendar year 2010 is reported in the Summary Compensation Table.

        2010 Bonus Pool.    In February 2010, the Compensation Committee also approved an executive target bonus pool plan (the "2010 Bonus Plan"). The 2010 Bonus Plan was a discretionary bonus pool plan, subject to adjustment, upward or downward, by the Compensation Committee after 2010 results became available. The Named Executive Officers had been expected to participate in any bonuses ultimately paid under the 2010 Bonus Plan. However, the actual amount earned under the 2010 Bonus Plan was significantly less than the Target Amount discussed in our 2010 proxy statement. As a result, our senior management team, including the Named Executive Officers, recommended to the Compensation Committee that any amounts earned under the executive bonus plan be paid out to the Company-wide bonus pool, which the Compensation Committee agreed to do. The Named Executive Officers did not participate in the Company-wide bonus pool. Accordingly, no bonuses were paid to any Named Executive Officer under the 2010 Bonus Plan.

        2005 Equity Incentive Plan.    We use the grant of awards under our 2005 Equity Incentive Plan to provide long-term incentive compensation opportunities to our key employees, including the Named Executive Officers. The plan was most recently reapproved by the stockholders in 2008 and provides for the grant of awards, including qualified and non-qualified stock options to purchase shares of our common stock. Options granted under the plan have been granted at a per share exercise price which is not less than 100% of the fair market value of the underlying shares on the date that the option is granted. Accordingly, options granted under the plan have no intrinsic value unless the market price of our common stock increases after the date of grant. We have not granted any options since 2007. The plan also provides for the grant of restricted stock awards and other types of awards, although prior to 2008 we had not made any such awards. The plan is designed to provide at-risk (incentive) compensation that aligns management's financial interests with those of our stockholders and encourages management ownership of our common stock. Beginning in 2008, the Compensation Committee has approved annual grants of restricted stock units under the plan. The Compensation Committee determines the number of restricted stock units to be granted to key employees, including Named Executive Officers, based on a recommendation of management including the active participation of the Chief Executive Officer and the President, by determining the aggregate amount it considers appropriate for the entire group and allocating the awards on the basis of management's recommendation and the Compensation Committee's subjective views of the relative ability of groups of key employees to make positive contributions to the Company. We generally make equity grants to key employees, including Named Executive Officers, annually at a regularly scheduled Compensation Committee meeting typically held in January or February of each year, but otherwise have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plan. We do not, and have not, backdated or repriced options. The aggregate grant date fair value of equity-based awards is set forth in the Summary Compensation Table. Information concerning the number of options and restricted stock units held by each Named Executive Officer as of December 31, 2010 is set forth in the Outstanding Equity Awards at Fiscal Year-End Table.

        401(k) Plan.    We maintain a 401(k) plan, in which Named Executive Officers may participate. During 2010 we matched 50% of participants' contributions on up to 6% of their salaries, and in early 2011 we contributed 1% of their 2010 salaries as a profit-sharing contribution. The amounts of matching contributions and profit sharing contributions allocated to our Named Executive Officers are set forth in the Summary Compensation Table. Participation in the 401(k) plan is available to employees on a non-discriminatory basis.

        Health and Welfare Benefits.    We provide health, life and disability insurance and other employee benefits programs to our employees, including our Named Executive Officers. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

        Why We Pay these Elements of Compensation; How We Determine the Amounts; and Interrelationships of these Elements.    The main elements of compensation potentially available to our Named Executive Officers (other than our Chief Executive Officer) for 2010 were (i) base salary, (ii) bonus payments under the bonus pool, and (iii) restricted stock unit grants. The three elements operate independently of one another, although in setting them, the Compensation Committee considers the value of each component and the total value of the compensation package being provided to each of the Named Executive Officers, as well as the history of each officer's compensation package. The base salaries we paid during 2010 ($300,000 to each Named Executive Officer other than our Chief Executive Officer, who did not draw a salary, and $350,000 to our President) were paid in order to retain the services of those executives. The Compensation Committee increased the salaries of the Named Executive Officers (other than the CEO) by $100,000 each at the beginning of 2010 because the Committee determined, based on the information it reviewed relating to the Utah Companies, the Internet Retail Companies, and a summary of the information the Company obtained from SCP and the Economic Research Institute ("ERI"), a database leased by the Company, that our executive cash compensation was significantly below market rates. The Committee considered the revenues and operating profits of the Utah Companies and the Internet Retail Companies, as well as the salaries and bonuses paid by each of them. The Committee did not consider compensation paid by any of them other than salary and bonus information. Consistent with our belief that all of our Senior Vice Presidents should be paid the same amount, the Committee set the salaries of each Named Executive Officer who is a Senior Vice President at the same amount. The Committee set the 2010 salary amounts at $300,000 for these Named Executive Officers, other than our Chief Executive Officer, who did not draw a salary, and $350,000 to our President, because the Committee believed that these amounts would be sufficient to retain the services of the Named Executive Officers and would bring their salaries within a reasonable range of the median cash compensation paid by the Utah Companies, the Internet Retail Companies, and indicated by the SCP and ERI data, but would not be more than the amount necessary to achieve those objectives. The Committee set our President's salary at a higher level ($350,000) because of his Company-wide responsibilities.

        As described above, in February 2010 the Compensation Committee also approved an executive target bonus pool plan (the "2010 Bonus Plan"), and the Named Executive Officers had been expected to participate in any bonuses ultimately paid under the 2010 Bonus Plan. The Compensation Committee intention was to establish the pool target and the amounts the Named Executive Officers might be expected to receive if the Company were to achieve its 2010 plan objectives in an effort to cause the total cash compensation of the Named Executive officers in 2010 to be closer to market compensation than it has historically been. However, in early 2011, our senior management team, including the Named Executive Officers, recommended to the Compensation Committee that no bonuses be paid to any Named Executive Officer under the 2010 Bonus Plan, and no such bonuses were paid. Although the Compensation Committee had the ability under the 2010 Bonus Plan to make adjustments to the bonuses to be paid to Named Executive Officers based on the Committee's subjective view of the performance of each such officer during the year, in light of the officers' recommendation that no bonuses be paid to them for 2010, the Compensation Committee did not exercise its ability to make subjective adjustments (except to the extent that the Committee approved making no bonus payments at all).

        We granted restricted stock units to our Named Executive Officers and other key employees in early 2010 to provide long-term incentive compensation tied directly to the price of the Company's common stock. The grants are intended to have a retention effect, as they vest over a three-year period, with 50% of the grant vesting at the end of the third year. They are also intended to provide reasonable incentives tied to the price of the Company's common stock, which we believe to be in the best interests of stockholders generally. We determined the number of restricted stock units to be granted to the Named Executive Officers by choosing amounts we believed would provide meaningful economic incentives to the Named Executive Officers, but without being more than the amount necessary to provide those incentives.

        The 401(k) plan contributions and the health and welfare benefits we provide are intended to help make our overall compensation packages more attractive to all our employees, including our Named Executive Officers.

  Nonqualified Deferred Compensation Plan

        We have a nonqualified deferred compensation plan for senior management (the "Deferred Compensation Plan"). The Deferred Compensation Plan allows participants to defer receipt of compensation otherwise payable to them under our existing compensation plans, and also permits us to make discretionary contributions to participants' accounts. Participants are permitted to select from a limited number of investment alternatives available under the Plan. Under the terms of the Deferred Compensation Plan, eligible members of senior management, including the Named Executive Officers, may defer receipt of their compensation, including up to 50% of their salaries and up to 90% of their bonuses. Deferral elections were first made in late December 2009, but did not take effect until January 1, 2010. We may, though we have no obligation to, make discretionary contributions on behalf of a participant in the Deferred Compensation Plan, in such form and amount as we deem appropriate. To date, we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

  Executive Compensation Action Taken After Year-End

        In February 2011, the Compensation Committee set 2011 salaries for our Named Executive Officers. After ten years of service without any salary or bonus, Patrick Byrne, our Chief Executive Officer, agreed to accept a salary of $100,000 for 2011. The Compensation Committee maintained salaries for the other Named Executive Officers at the same rates paid in 2010, as follows: Mr. Johnson: $350,000; Mr. Chesnut: $300,000; Ms. Simon: $300,000; and Mr. Peterson: $300,000. At the same time, as discussed above, the Compensation Committee approved the recommendation of the Named Executive Officers that they be paid no bonuses relating to 2010.

        In February 2011 the Compensation Committee also approved the grant of restricted stock units under the Company's 2005 Equity Incentive Plan to employees of the Company, including the Named Executive Officers. The number of restricted stock units granted to Named Executive Officers were as follow: Dr. Byrne: 15,000; Mr. Johnson: 15,000; Mr. Chesnut: 15,000; Ms. Simon: 15,000; and Mr. Peterson: 15,000. Restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

        In February 2011 the Compensation Committee also approved a bonus pool plan (the "2011 Bonus Plan"). The bonus pool plan (the "2011 Bonus Plan") is a discretionary bonus pool plan, subject to adjustment, upward or downward, by the Compensation Committee after 2011 results are available. Substantially all employees of the Company are expected to be eligible to participate in any bonuses ultimately paid under the 2011 Bonus Plan. The total bonus pool under the 2011 Bonus Plan is expected to be an amount equal to 20% of post-bonus "Measurement Amount", with 20% of the pool expected to be allocated to the members of the executive team. The executive team consists of approximately 18 executives, including the Named Executive Officers. For purposes of the 2011 Bonus

Plan, the term "Measurement Amount" means net income adjusted for depreciation and amortization, stock-based compensation expenses, capital structure expenses, expenses incurred in connection with our prime broker litigation and related matters, capital expenditures, restructuring charges, and other miscellaneous expenses. The 2011 Bonus Plan is not based on achieving any particular target, and the amounts, if any, payable to each of the Named Executive Officers are not determinable at present. However, if the actual amount of the post-bonus "Measurement Amount" were $30 million, the Named Executive Officers would be expected to receive the following amounts: Dr. Byrne: $0 (because he has declined to participate in the bonus plan); Mr. Johnson: $120,000; Mr. Chesnut: $100,000; Ms. Simon: $100,000; and Mr. Peterson: $100,000; subject, in each case, to adjustment by the Compensation Committee. These amounts were estimated based on assumptions that the Named Executive Officers would each receive the following percentages of the total executive team bonus pool: Dr. Byrne: 0%; Mr. Johnson 10%; Mr. Chesnut 8%; Ms. Simon 8%; and Mr. Peterson 8%. These percentages are estimates only. Neither these percentages nor the actual amount, if any, of any bonus that may be paid under the bonus pool has been or can be determined at present.

  Timing of Equity Awards

        We did not grant stock options to any of our Named Executive Officers during 2010. We do not have any program, plan or practice to time option grants, restricted stock unit awards or any other equity awards to our Named Executive Officers or to any other employee in coordination with the release of material non-public information. The Company's Board of Directors and Board committees, including the Compensation Committee, normally schedule their regular meetings at least a year in advance. Meetings of the Compensation Committee are generally held in connection with the regularly scheduled Board meetings. The meetings are scheduled in an effort to meet a number of different timing objectives, including the review of financial results and the review of press releases and filings containing financial results. If the Compensation Committee approves equity awards at future regularly scheduled meetings, those awards may be made shortly before or after the public release of financial results or other material information. However, if that were to occur, it would be as a result of the fact that the Compensation Committee holds its meetings in connection with the Board meetings, not as a result of a program, plan or practice to time option grants or other equity awards. We also do not set the grant date of any equity awards to new executives in coordination with the release of material non-public information, and we have not timed, and do not plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

  Severance And Change of Control Arrangements

        None of our executive officers has any contractual right to any severance or change of control payments under any employment or severance agreement. Our executive officers hold options and restricted stock units issued under our 2005 Equity Incentive Plan, and the vesting of awards issued under the plan may be accelerated, under certain circumstances, upon or in connection with a change of control of the Company or upon the termination of the employment of the holder within a period of time after a change of control has occurred. The 2005 Equity Incentive Plan provides that in the event of a merger or change of control (as defined in the plan) outstanding awards shall be assumed by the successor or an equivalent award shall be substituted, or the award shall vest and the participant will have the right to exercise the award. In addition, as described above, in December 2009 we adopted the Deferred Compensation Plan, which allows participants to defer receipt of compensation otherwise payable to them under our existing compensation plans, and also permits us to make discretionary contributions to participants' accounts. Participants are fully vested in all amounts deferred and any earnings or losses on those deferrals at all times. Upon termination of service due to retirement, disability or death, a participant becomes fully vested in any additional amounts, including any discretionary contributions we make, credited to his or her account. To date, we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2011 proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for 2010.

Barclay F. Corbus (Chair)
Allison H. Abraham
Samuel A. Mitchell
Joseph J. Tabacco, Jr.

  Compensation Paid to Executive Officers

        The following table sets forth information for the three years ended December 31, 2010 concerning the compensation for services in all capacities to the Company and its subsidiaries of our principal executive officer, our principal financial officer, and our other three most highly compensated executive officers, calculated in accordance with the SEC's rules. We refer to these individuals throughout this proxy statement as the "Named Executive Officers."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patrick M. Byrne,	2010	$0	$0	$171,300	$0	$171,300
Chief Executive Officer and	2009	$0	$0	$197,800	$0	$197,800
Chairman of the Board of	2008	$0	$0	$183,150	$0	$183,150
Directors
Jonathan E. Johnson III,	2010	$350,000	$0	$171,300	$17,125	$538,425
President and Corporate	2009	$248,958	$225,000	$154,284	$7,438	$635,680
Secretary	2008	$209,760	$0	$183,150	$11,787	$404,697
Stephen J. Chesnut,	2010	$300,000	$0	$171,300	$11,000	$482,300
Senior Vice President,	2009	$190,256	$210,000	$98,900	$1,250	$500,406
Finance and Risk Management	2008	N/A	N/A	N/A	N/A	N/A
Stormy D. Simon,	2010	$300,000	$0	$171,300	$14,275	$485,575
Senior Vice President,	2009	$200,000	$181,000	$158,240	$6,000	$545,240
Marketing and Customer Care	2008	$200,000	$0	$183,150	$11,525	$394,675
Samuel J. Peterson,	2010	$300,000	$0	$171,300	$14,275	$485,575
Senior Vice President,	2009	$201,033	$183,000	$154,284	$6,000	$544,317
Information Technology	2008	$200,000	$0	$183,150	$10,025	$393,175

(1)
No bonuses were paid relating to 2008. Bonuses shown for 2009 were paid in February 2010 and relate to 2009. No bonuses were paid relating to 2010.

(2)
The Stock Awards represent the grant date fair value, without reduction for estimated forfeitures, of stock awards granted to Named Executive Officers, determined in accordance with FASB ASC Topic 718 in 2010, 2009 and 2008. For a description of valuation assumptions, see Note 18 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010.

(3)
Amounts shown are 401(k) matching contributions from the Company.

   Grants of Plan-Based Awards

        The following table sets forth information concerning grants of awards pursuant to plans made to the Named Executive Officers during the year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Aggregate Grant Date Fair Value of Stock and Option Awards(2)
Patrick M. Byrne	February 2, 2010	15,000	$171,300
Jonathan E. Johnson III	February 2, 2010	15,000	$171,300
Stephen J. Chesnut	February 2, 2010	15,000	$171,300
Stormy D. Simon	February 2, 2010	15,000	$171,300
Samuel J. Peterson	February 2, 2010	15,000	$171,300

(1)
Amounts reported relate to restricted stock unit grants under our 2005 Equity Incentive Plan.

(2)
The amounts represent the grant date fair value, without reduction for estimated forfeitures, of stock awards granted to Named Executive Officers, determined in accordance with FASB ASC Topic 718. The fair market value of the shares on the grant date was $11.42 per share. The shares vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

  Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

	Option Awards(2)				Stock Awards(3)
Name	Number of Securties Underlying Unexercised Options (#) Exercisable	Number of Securties Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(4)	Award Grant Date
Patrick M. Byrne	—	—	—	—	7,500	123,600	01/14/08
	—	—	—	—	15,000	247,200	01/13/09
	—	—	—	—	15,000	247,200	02/02/10
Jonathan E. Johnson III	38,400	1,600	17.08	02/06/17			02/07/07
	—	—	—	—	7,500	123,600	01/14/08
	—	—	—	—	11,700	192,816	01/13/09
	—	—	—	—	15,000	247,200	02/02/10
Stephen J. Chesnut	—	—	—	—	7,500	123,600	01/13/09
	—	—	—	—	15,000	247,200	02/02/10
Stormy D. Simon	38,400	1,600	17.08	02/06/17			02/07/07
	—	—	—	—	7,500	123,600	01/14/08
	—	—	—	—	12,000	197,760	01/13/09
	—	—	—	—	15,000	247,200	02/02/10
Samuel J. Peterson	33,600	1,400	17.08	02/06/17			02/07/07
	—	—	—	—	7,500	123,600	01/14/08
	—	—	—	—	11,700	192,816	01/13/09
	—	—	—	—	15,000	247,200	02/02/10

(1)
Awards shown in this table consist of option and restricted stock unit grants under the Company's 2005 Equity Incentive Plan.

(2)
Grant dates are shown under "Award Grant Date." Options vest over the first four years of the option term at a rate of 28% at the end of the first year and 2% per month thereafter.

(3)
Grant dates are shown under "Award Grant Date." Restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

(4)
Market values have been computed by multiplying the closing market price of the stock on December 31, 2010, which was $16.48, by the number of shares or units.

  Option Exercises and Stock Vested in 2010

        The following table sets forth information concerning stock awards that vested during the last fiscal year with respect to the named executive officers. No executive officer exercised any options during 2010.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vestings (#)	Value Realized on Vestings(1) ($)
Patrick M. Byrne	8,750	$112,325
Jonathan E. Johnson III	7,650	$98,091
Stephen J. Chesnut	2,500	$32,350
Stormy D. Simon	7,750	$99,385
Samuel J. Peterson	7,650	$98,091

(1)
Amount is the number of shares of stock acquired upon vesting multiplied by the market price (closing price) of the Company's common stock on the vesting date (or the preceding trading day if the vesting date was not a trading day).

  Compensation of Directors

        We pay our non-employee directors $60,000 annually at the rate of $15,000 per quarter, and grant options or restricted stock unit awards to our non-employee directors, generally at the first Board meeting after the director first joins the Board, and then periodically thereafter. In 2010 we granted restricted stock units to our non-employee directors as follows:

Name	Grant Date	Number of Restricted Stock Units(1)	Closing Price of Common Stock on Date
Allison H. Abraham	May 11, 2010	10,000	$23.58
John J. Byrne	May 11, 2010	10,000	$23.58
Barclay F. Corbus	May 11, 2010	10,000	$23.58
Samuel A. Mitchell	October 26, 2010	10,000	$16.03
Joseph J. Tabacco, Jr.	May 11, 2010	10,000	$23.58

(1)
The restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

        The Board's determination of the amount of restricted stock units that non-employee directors receive has two components. The first is the amount of time and effort the directors are required to devote to the Company's business. In evaluating this, the Board takes into account the fact that the independent non-employee members of the Board are also the sole members of the Audit and Compensation Committees, as well as the recently formed Nominating and Corporate Governance Committee, and takes into account the time and effort the directors devote to their Board and committee responsibilities. The second component is the Board's perception of the approximate value of the grant of the restricted stock units, based on the recent and historical market values of the underlying common stock, and considering the restricted nature of the grants. The Board attempts to establish the annual grant at a level that, together with the quarterly cash compensation paid to the non-employee directors, provides fair compensation to the non-employee directors for their services to the Company. On an annual basis, the Company's Chairman and Chief Executive Officer has

historically made recommendations regarding the restricted stock unit grants, and the Board members have discussed the proposals. Neither the Board nor the Company has retained any consultant or other advisor to make recommendations or otherwise be involved in decisions regarding the compensation of the non-employee directors.

        In December 2009 we adopted a Non-Employee Directors Nonqualified Deferred Compensation Plan, which allows directors to defer receipt of compensation otherwise payable to them under our existing compensation plans. To date, none of our directors have elected to participate in the Non-Employee Directors Nonqualified Deferred Compensation Plan.

        The following table sets forth information concerning compensation paid to or accrued by the Company with respect to each non-employee member of the Board of Directors during the year ended December 31, 2010. We also reimburse our directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Allison H. Abraham	$60,000	$235,800	$0	$295,800
John J. Byrne	$30,000	$235,800	$0	$265,800
Barclay F. Corbus	$60,000	$235,800	$0	$295,800
Samuel A. Mitchell	$0	$160,300	$0	$160,300
Joseph J. Tabacco, Jr.	$60,000	$235,800	$0	$295,800

(1)
The Stock Awards represent the grant date fair value, without reduction for estimated forfeitures, of restricted stock awards granted to non-employee members of our Board of Directors, determined in accordance with FASB ASC Topic 718. Each non-employee director other than Mr. Mitchell received a single grant of 10,000 restricted stock units on May 11, 2010. Mr. Mitchell received a single grant of 10,000 restricted stock units on October 26, 2010. At December 31, 2010, the number of restricted stock units held by each non-employee director was as follows: Ms. Abraham: 18,125; Mr. Byrne: 10,000; Mr. Corbus: 18,125; Mr. Tabacco: 18,125; and Mr. Mitchell: 10,000.

(2)
No stock option awards were granted to non-employee members of our Board of Directors during 2010. At December 31, 2010, the number of options held by each non-employee director was as follows: Ms. Abraham: 10,000; Mr. Byrne: 0; Mr. Corbus: 15,000; Mr. Tabacco: 15,000; and Mr. Mitchell: 0.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Equity Acceleration

        Acceleration Upon Change in Control.    No Named Executive Officer is entitled to any payment or accelerated benefit in connection with a change in control of the Company, or a change in his or her responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan has complex definitions of "change in control" and resigning for "good reason." Generally speaking, a change in control occurs if (i) we sell or liquidate all or substantially all of our assets; (ii) with certain exceptions, someone, including a group, acquires beneficial ownership of 50% or more of our stock; (iii) a change in the composition of our Board occurs within a one-year period, resulting in less than a majority of our directors being persons approved by existing directors; or (iv) any merger or consolidation of the Company occurs with any other corporation, other than one resulting in the voting securities of the Company prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power of the Company or such surviving entity or its parent after such merger or consolidation.

        The 2005 Equity Incentive Plan is a "double trigger" plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the participant is terminated or resigns for good reason within 18 months after the change in control. Generally speaking, a resignation is "for good reason" if it results from: (i) the resigning participant having materially reduced duties, title, authority or responsibilities; (ii) the resigning participant having his or her base salary reduced; (iii) the resigning participant having his or her primary work location moved to a facility or a location outside of a 35-mile radius from our present facility or location, or (iv) any act or set of facts or circumstances which would, under applicable case law or statute, constitute a constructive termination of the participant. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We believe "double-trigger" acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated. This occurs upon a change in control only for participants who lose their long-term incentive compensation opportunity, which results if the acquiring company does not assume or substitute awards, or if the participants lose their jobs or resign for good reason.

        No Acceleration Upon Retirement, Death, Disability.    Neither options nor restricted stock units accelerate upon retirement, death or disability.

        The following table shows the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our Named Executive Officers as of December 31, 2010 under the acceleration scenarios described above. For stock options, the intrinsic value is $0 as the exercise price of all options that could have been accelerated exceeded the closing price of the underlying shares as of December 31, 2010 ($16.48). The accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing price of the underlying shares on December 31, 2010 ($16.48).

Name	Change in Control Only	Change in Control with No Replacement Equity	Change in Control plus Qualifying Termination
Patrick M. Byrne	$0	$618,000	$618,000
Jonathan E. Johnson III	$0	$563,616	$563,616
Stephen J. Chesnut	$0	$370,800	$370,800
Stormy D. Simon	$0	$568,560	$568,560
Samuel J. Peterson	$0	$563,616	$563,616

        The following table shows the estimated potential aggregate amounts our Named Executive Officers could have realized from stock options, restricted stock units and Deferred Compensation Plan account distributions if their employment had terminated as of the last business day of fiscal 2010, both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The "Total—No Acceleration" column assumes none of the acceleration scenarios covered above has occurred. The "Total—With Acceleration" column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

Name	Aggregate Value of Vested Equity Awards ($)	Deferred Compensation Plan Account Balances(1) ($)	Total—No Acceleration ($)	Aggregate Value of Unvested Equity Awards ($)	Total—With Acceleration ($)
Patrick M. Byrne	$0	$0	$0	$618,000	$618,000
Jonathan E. Johnson III	$0	$50,000	$50,000	$563,616	$613,616
Stephen J. Chesnut	$0	$25,000	$25,000	$370,800	$395,800
Stormy D. Simon	$0	$0	$0	$568,560	$568,560
Samuel J. Peterson	$0	$30,000	$30,000	$563,616	$593,616

(1)
To date we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

Deferred Compensation Plan

        As described above, in December 2009 we adopted a Deferred Compensation Plan, which allows participants to defer receipt of compensation otherwise payable to them under our existing compensation plans, and also permits us to make discretionary contributions to participants' accounts. Participants are fully vested in all amounts deferred and any earnings or losses on those deferrals at all times. Upon termination of service due to retirement, disability or death, a participant becomes fully vested in any additional amounts, including any discretionary contributions we make, credited to his or her account. To date, we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,180,615	$7.60	1,089,868
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	1,180,615	$7.60	1,089,868

(1)
The weighted average exercise price excluding restricted stock units is $18.09.

REPORT OF THE AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

        The following report concerns the Audit Committee's activities regarding oversight of the Company's financial reporting and auditing process.

        The Audit Committee is composed solely of independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

        As described more fully in its charter, the purpose of the Audit Committee is to provide general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the Company's internal control over financial reporting in accordance with generally accepted auditing standards in accordance with standards established by the Public Company Accounting Oversight Board.

        The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

        Among other matters, the Audit Committee monitors and approves the activities and performance of the Company's external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee has authority and responsibility for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. In addition, the Audit Committee generally oversees the Company's internal compliance programs.

        The Audit Committee has reviewed and discussed with management and the independent registered public accounting firms (i) the consolidated financial statements for each of the three years in the period ended December 31, 2010, (ii) management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2010, and (iii) KPMG LLP's audit of the effectiveness of the Company's internal control over financial reporting as of December 31, 2010. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firms the matters required to be discussed by the Auditing Standards. The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firms required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee, and the Audit Committee discussed with the independent registered public accounting firms each of the independent registered public accounting firms' independence.

        Based on the review and discussions referred to above with management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include management's report on internal control over financial reporting and the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended December 31, 2010.

Members of the Audit Committee
Allison H. Abraham (Chair)
Barclay F. Corbus
Samuel A. Mitchell
Joseph J. Tabacco, Jr.

 SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS, NOMINEES AND 5% STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2010 by the following individuals or groups:

  •
  each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

  •
  each of our Named Executive Officers;

  •
  each of our directors and nominees; and

  •
  all directors and executive officers as a group.

        The table is based upon information supplied by officers, directors, nominees and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated below or in the referenced filings on Schedule 13G, and subject to applicable community property laws, to our knowledge the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentages are based on 23,059,638 shares of common stock outstanding as of December 31, 2010, as adjusted as required by rules promulgated by the SEC.

	Shares Beneficially Owned
Beneficial Owner (Name and Address)	Number		Percent
5% Stockholders
High Plains Investments LLC	5,452,127	(1)	23.6%
700 Bitner Road
Park City, UT 84098
Fairfax Financial Holdings Limited	3,672,822	(2)	15.9%
95 Wellington Street West, Suite 800
Toronto, Ontario Cananda MSJ 2N7
Chou Associates Management Inc	2,352,465	(3)	10.2%
110 Sheppard Avenue East, Suite 301, Box 18
Toronto, Ontario Cananda M2N 6Y8
John J. Byrne	1,197,857	(4)	5.2%
3 Laramie Road
Etna, NH 03750
Directors, Nominees and Named Executive Officers
Patrick M. Byrne	6,714,264	(5)	29.1%
John J. Byrne	1,197,857	(4)	5.2%
Allison H. Abraham	25,000	(6)	*
Barclay F. Corbus	23,250	(7)	*
Samuel A. Mitchell	16,600	(8)	*
Joseph J. Tabacco, Jr.	22,500	(9)	*
Jonathan E. Johnson III	67,698	(10)	*
Stephen J. Chesnut	36,872	(11)	*
Samuel J. Peterson	60,955	(12)	*
Stormy D. Simon	59,372	(13)	*
Directors and Executive Officers as a Group (12 persons)	8,269,017		35.9%

*
Less than 1% of the outstanding shares of common stock.

(1)
Patrick M. Byrne, our Chief Executive Officer and Chairman of our Board of Directors, holds 100% of the voting interest in and controls High Plains Investments LLC. Voting and dispositive power are shared.

(2)
Includes 284,048 shares issuable upon conversion of the Company's 3.75% Senior Convertible Notes. Reference is hereby made to the Schedule 13G/A filed by Fairfax Financial Holdings Limited and other reporting persons on February 14, 2011 for information about the number of shares held by each and the nature of the beneficial ownership of each such person.

(3)
Includes 132,756 shares issuable upon conversion of the Company's 3.75% Senior Convertible Notes. Reference is hereby made to the Schedule 13G/A filed by Chou Associates Management Inc. and other reporting persons on July 17, 2008 for information about the number of shares held by each and the nature of the beneficial ownership of each such person.

(4)
John J. Byrne's shares include 1,037,928 shares held by Dorothy M. Byrne. Mr. Byrne disclaims beneficial ownership of the shares held by Dorothy Byrne to the extent he does not exercise voting or dispositive control over the shares held by Dorothy Byrne. Mr. Byrne's shares include 10,000 shares issuable under stock- based awards.

(5)
Patrick M. Byrne's shares include 5,452,127 shares held by High Plains Investments LLC, as to which voting and investment power are shared.

(6)
Ms. Abraham's shares include 18,125 shares issuable under stock- based awards.

(7)
Mr. Corbus' shares include 18,125 shares issuable under stock- based awards. The balance of the shares are held in a margin account and are pledged to secure indebtedness.

(8)
Mr. Mitchell's shares include 10,000 shares issuable under stock- based awards.

(9)
Mr. Tabacco's shares include 18,125 shares issuable under stock- based awards.

(10)
Mr. Johnson's shares include 34,050 shares issuable under stock- based awards.

(11)
Mr. Chesnut's shares include 31,250 shares issuable under stock-based awards.

(12)
Mr. Peterson's shares include 34,050 shares issuable under stock- based awards.

(13)
Ms. Simon's shares include 34,250 shares issuable under stock- based awards

OTHER INFORMATION

  Certain Relationships and Related Transactions

        Since January 1, 2010, there has not been, and there is not currently proposed, any transaction or series of similar transactions requiring disclosure under Item 404 of Regulation S-K except as described below.

        From time to time Haverford Valley, L.C., which is an affiliate of ours controlled by our chief executive officer, Patrick M. Byrne, and certain affiliated entities make travel arrangements for our executives and pay the travel related expenses incurred by our executives on Company business. In 2010 the amount we reimbursed Haverford Valley, L.C. for these expenses was $139,000. Although the amount of these reimbursements in 2011 is unknown, the amount could exceed $120,000. The amounts we pay to Haverford Valley, L.C. as reimbursement of air travel expenses are at rates not in excess of commercially available airline rates. The other amounts we reimburse to Haverford Valley, L.C. are reimbursed at its actual cost. Dr. Byrne owns 100% of the equity interest in Haverford Valley, L.C. The amounts paid to Haverford Valley, L.C. are reimbursements of costs incurred on behalf of the Company.

        During 2010 we repurchased a portion of our 3.75% Senior Convertible Notes ("Senior Notes") held by Fairfax Financial Holdings Limited ("Fairfax") or an affiliate of Fairfax having an aggregate principal amount of $15.2 million for an aggregate amount of $15.0 million. After the repurchase, Fairfax held Senior Notes having an aggregate principal amount of $21.7 million. As shown above under "Share Ownership of Management, Directors, Nominees and 5% Stockholders," at December 31, 2010, Fairfax had beneficial ownership of more than 5% of our common stock. Subsequent to our repurchase of the Senior Notes from Fairfax, we appointed Mr. Samuel A. Mitchell to our Board. Mr. Mitchell is a Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax.

        Subsequent to 2010, we repurchased a portion of our Senior Notes held by Chou Associates Management Inc. ("Chou") or an affiliate of Chou having an aggregate principal amount of $10.1 million for an aggregate amount of $10.1 million. After the repurchase, Chou held no Senior Notes. As shown above under "Share Ownership of Management, Directors, Nominees and 5% Stockholders," at December 31, 2010, Chou had beneficial ownership of more than 5% of our common stock.

        The Senior Notes are due on December 1, 2011, and we intend to repay all remaining Senior Notes in accordance with their terms, including any Senior Notes then held by Fairfax or its affiliates.

        Please see our discussion under "Policies and Procedures Regarding Related Party Transactions" for a description of our policies and procedures relating to related party transactions.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities and Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of our common stock, to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors, and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of reports filed by, and on written representations from, our officers, directors and 10% stockholders, we believe that during 2010 all of our officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Act of 1934.

  Deadline For Receipt of Stockholder Proposals

        If you wish to submit a proposal for possible inclusion in our 2012 proxy material, we must receive your notice, in accordance with rules of the SEC and the Company's Bylaws, on or before November 24, 2011. The proposal(s) should be mailed to our Secretary at our principal executive offices at 6350 South 3000 East, Salt Lake City, Utah 84121. If you intend to submit a proposal at the 2011 Annual Meeting but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us on or after January 5, 2012 but not later than February 4, 2012. Our bylaws contain specific requirements regarding a stockholder's ability to nominate a candidate for director or to submit a proposal for consideration at an upcoming annual meeting. If you would like a copy of the requirements contained in our bylaws, please contact our Secretary at the address shown above.

   Costs of Proxy Solicitation

        The solicitation is made on behalf of the Board of Directors of the Company. We will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

        Without receiving additional compensation, officials and regular employees of the Company may solicit proxies personally, by telephone, fax or email from stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications to assist in the solicitation of proxies at a cost of approximately $8,000 plus out-of-pocket expenses.

        An Annual Report on Form 10-K, excluding exhibits, for the fiscal year ended December 31, 2010 is enclosed with this Proxy Statement. You may obtain an additional copy without charge by sending a written request to Overstock.com, Inc., Attention Investor Relations, 6350 South 3000 East, Salt Lake City, Utah 84121. The Annual Report is also available on our website at http://www.overstock.com/proxy

   Householding

        Under certain circumstances, beneficial owners who share an address may only receive a single copy of the proxy statement from their broker or other nominee. This is known as householding. Beneficial owners who desire either to receive multiple copies of these materials, or to receive only a single copy in the future, should contact their broker or other nominee. We will promptly deliver a separate copy of any of these materials to any stockholder who contacts our investor relations department at 6350 South 3000 East, Salt Lake City, Utah 84121, or by calling Overstock Investor Relations at (801) 947-3100.

        Stockholders of record residing at the same address and currently receiving multiple copies of the proxy materials may contact our registrar and transfer agent, Computershare Trust Company, N.A. ("Computershare"), to request that only a single copy of the proxy materials be mailed in the future. You may contact Computershare by phone at (877) 373-6374 or by mail at 250 Royall Street, Canton, MA 02021.

By Order of the Board, Jonathan E. Johnson III President and Corporate Secretary

March 21, 2011
Salt Lake City, Utah

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01AT1D 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3 and every 3 years for Proposal 4. For Against Abstain 2. Ratification of the selection of KPMG LLP as Overstock.com’s independent registered public accounting firm for 2011. For Against Abstain 3. Ratification, on an advisory basis, of the compensation of our named executive officers, as disclosed in the 2011 proxy statement pursuant to the SEC’s compensation disclosure rules. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Allison H. Abraham 1. Election of Directors: For Withhold 02 - Samuel A. Mitchell For Withhold 03 - Stormy D. Simon For Withhold IMPORTANT ANNUAL MEETING INFORMATION 3 Yrs 2 Yrs 1 Yr Abstain 4. Vote, on an advisory basis, on the frequency of the advisory vote on executive compensation. NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNN 1 1 3 7 3 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 4, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/OSTK • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 4, 2011 The undersigned, having received the Proxy Statement and Notice of Annual Meeting, each dated March 21, 2011, hereby appoints Patrick M. Byrne and Jonathan E. Johnson III, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Overstock.com, Inc. (the “Company”) to be held at the corporate headquarters of the Company located at 6350 South 3000 East, Salt Lake City, UT 84121, at 1:00 p.m. Mountain Time on May 4, 2011, including any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 AND EVERY 3 YEARS FOR PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. If the undersigned is a participant in the Overstock.com, Inc. 401(k) Plan, the undersigned hereby directs the fiduciary of the Overstock.com, Inc. 401(k) Plan to vote, as designated on the reverse side, all shares of Overstock.com, Inc. that are credited to the account(s) of the undersigned (whether vested or not) in the 401(k) Plan at the Annual Meeting of Stockholders to be held on May 4, 2011 and at any adjournment or postponement thereof. PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. . Proxy — Overstock.com, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.